Exhibit 12.1

HOLMES FUNDING LIMITED

ABBEY NATIONAL HOUSE

2 TRITON SQUARE, REGENTS PLACE

LONDON NW1 3AN

I, David Green, certify that:

1. I have reviewed this annual report on Form 20-F, and all reports on Form 6-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of HOLMES FINANCING (NO. 8) PLC;

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the servicer under the pooling and servicing, or similar, agreement, for inclusion in these reports is included in these reports;

4. Based on my knowledge and upon the annual compliance statement included in the report and required to be delivered to Holmes Funding Limited in accordance with the terms of the pooling and servicing, or similar, agreement and except as disclosed in the reports, the servicer has fulfilled its obligations under the servicing agreement; and

5. The reports disclose all significant deficiencies relating to the servicer’s compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review of the Minimum Services Standards, as set forth in Appendix 1 to Exhibit 15.1

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Abbey National plc.

Date: April 11, 2008

/s/  David Green
David Green Director,
Holmes Funding Limited